EXHIBIT 99.1

12900 Snow Road Parma, OH 44130

N E W S  R E L E A S E

CONTACT: Michael Carr Director, Financial Planning & Investor Relations (216) 676-2000

GrafTech Reports Second Quarter 2006 Results

        Parma, OH – August 3, 2006 – GrafTech International Ltd. (NYSE:GTI) today announced financial results for the quarter ended June 30, 2006.

2006 Second Quarter Highlights

o	Net sales increased $35 million to $255 million, a 16 percent increase over net sales of $220 million in the second quarter of 2005.

o	Graphite electrode sales volume increased 7 thousand metric tons to 55 thousand metric tons, versus 48 thousand metric tons in the second quarter of 2005.

o	Gross profit increased $9 million, or 16 percent, to $66 million, versus $57 million in the second quarter of 2005.

o	Synthetic segment gross profit margin expanded to 29.2 percent from 26.5 percent in the second quarter of 2005.

o	Net income was $9 million, or $0.09 per diluted share, versus net income of $6 million, or $0.06 per diluted share, in the 2005 second quarter.

o	Income before special items* increased 23 percent, to $14 million, or $0.14 per diluted share, versus $11 million, or $0.11 per diluted share, in the 2005 second quarter.

o	Net cash provided by operating activities increased $47 million, to $53 million versus $7 million in the 2005 second quarter.

o	Free cash flow before antitrust and restructuring payments* was a source of $45 million, versus a use of $2 million in the 2005 second quarter. This significant increase is due to improvement in our underlying business and our team’s continuing efforts to improve the company’s cash conversion cycle.

* Non-GAAP financial measures. See attached reconciliations.

o	GrafTech was awarded the prestigious R&D 100 Award for the fourth consecutive year. This year’s award is for our new product line, GRAFOAMTM carbon foam, a unique material that is produced in a range of densities and which has properties suited for many industries. Its high strength and light weight make it an ideal material for composite tooling in the aerospace industry. Also, its fire resistance and thermal properties make it an advantaged solution for multi-layer panels ideal for defense and safety structures.

        Craig Shular, chief executive officer of GrafTech, commented, “We are pleased with the strong cash flow in the second quarter. Our Synthetic Graphite Segment delivered improved gross profit, increasing 31 percent over the same quarter last year as a result of higher graphite electrode prices and our ongoing cost containment programs. We now expect free cash flow before antitrust and restructuring payments* to be $10 to $20 million for the full year 2006.”

Synthetic Graphite Segment

(Graphite electrodes, cathodes and advanced graphite materials)

        The Synthetic Graphite Segment net sales increased 19 percent to $230 million as compared to $193 million in the 2005 second quarter. The increase was primarily due to increased graphite electrode net sales resulting from higher volumes and higher selling prices.

        Gross profit for the Synthetic Graphite Segment increased 31 percent to $67 million as compared to $51 million in the 2005 second quarter. The increase in gross profit was primarily due to higher graphite electrode net sales, partially offset by increases in raw material costs and by unfavorable impacts of currency exchange rate changes on production costs. Gross margin was 29.2 percent as compared to 26.5 percent in the 2005 second quarter.

    Mr.  Shular commented, “In our Synthetic Graphite Segment, our facilities continue to run well and we expect 2006 annual cost increases to be below our 2006 guidance of 10 to 12 percent. As a result of our team’s strong efforts on this front, we now believe 2006 annual graphite electrode production cost increase will be in the 7 to 9 percent range. Looking forward into 2007, we expect significant cost pressure from escalating prices for petroleum based raw materials, for which our team is working to secure fixed pricing.”

* Non-GAAP financial measures. See attached reconciliations.

Other Segment

(Natural graphite (AET), carbon electrodes and refractories)

        Net sales for GrafTech’s Other Segment were $25 million as compared to $27 million in the 2005 second quarter. The decrease was primarily due to lower carbon electrode volumes, partially offset by higher carbon refractory product sales. Net sales for Electronic Thermal Management (ETM) products were $4.1 million as compared to $4.3 million in the 2005 second quarter. ETM sales were below plan, primarily due to lower volumes shipped to a major ETM customer, who experienced delays in production increases. Gross profit for the Other Segment was a loss of $1 million, as compared to a profit of $6 million in the 2005 second quarter.

        The results for the Other Segment include our carbon electrode business, which, as previously announced, we will be exiting over the next few quarters. We recorded a $5 million non-cash charge, comprised of a $1.2 million inventory adjustment and as a result of the accelerated closure of this business, a $3.8 million reserve for the remaining inventory.

    Mr. Shular commented, “We are encouraged that our ETM product line continues to receive additional new customer approvals. Nevertheless, the lag between approval and realization of revenue is longer than planned. Together with lower volumes to one of our larger ETM customers, this will result in lower than planned ETM sales in 2006. We now believe ETM sales will be in the $21 to $25 million range for the full year.”

Corporate

        Selling and administrative, and research and development, expenses were $30 million as compared to $27 million in the 2005 second quarter. The increase was primarily due to higher variable incentive compensation expense in the 2006 second quarter.

        Interest expense was $15 million as compared to $13 million in the 2005 second quarter, primarily due to higher interest rates and higher average borrowings.

        During the second quarter of 2006, we recorded restructuring charges of $3 million, primarily related to severance payments associated with previously announced productivity and cost savings programs. In addition, we also recorded a $2.5 million charge in connection with the settlement of the foreign customer antitrust lawsuits. With the completion of these settlements, we will have settled or obtained dismissal of all of the civil antitrust lawsuits previously pending against us. GrafTech has three remaining antitrust payments to the DOJ, one in each of the next three quarters, for approximately $5.5 million each. These final payments will conclude GrafTech’s antitrust payments.

Outlook for 2006

        Global steel industry economic conditions continue to be favorable. Mr. Shular commented on the outlook, stating, “We expect to produce at virtually full capacity during the second half of 2006, with our third quarter graphite electrode volume expected to be 53 to 54 thousand metric tons.”

        GrafTech’s updated view of 2006 is as follows:

o	Net sales of graphite electrodes to increase approximately 15 percent;

o	Graphite electrode volume of approximately 210 thousand metric tons;

o	Graphite electrode production cost increase in the range of 7 to 9 percent;

o	Net sales of ETM products in the range of $21 to $25 million;

o	Non-graphite electrode year-over-year gross profit decline of $4 to $7 million;

o	Combined selling and administrative, and research and development, expenses of approximately $120 million;

o	Net interest expense of approximately $58 million;

o	Effective tax rate of between 37 percent and 40 percent, before special items;

o	Capital expenditures of approximately $45 million;

o	Depreciation expense of approximately $40 million;

o	Restructuring cash payments to be largely offset by cash generated by asset sales;

o	Free cash flow before antitrust and restructuring payments* of $10 to $20 million.

* Non-GAAP financial measures. See attached reconciliations.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The dial-in number is 800-218-0204 for domestic and 303-262-2193 for international. The conference call will be recorded and a replay will be available for 72 hours following the call by dialing 800-405-2236 for domestic and 303-590-3000 for international, pass code 11064250#. If you are unable to listen to the call or replay, the call will be archived and available for replay within two days of the original broadcast on our website at www.graftech.com under the Investor Relations section.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We operate 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International Ltd., call 216-676-2000 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777 or visit our website at www.graftechaet.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: economic conditions; production and sales of products that incorporate or are produced using our products; production capacity; prices and sales of and demand for our products; strategic plans and business projects; asset sales; restructuring and deleveraging activities; operational and financial performance; costs and cost increases; interest and taxes; capital expenditures and depreciation; working capital; revenues; debt levels; cash flows; cost savings and reductions; margins; earnings and growth. We have no duty to update these statements. Actual future events, circumstances, performance and trends could differ materially from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; non-occurrence of anticipated EAF steel production capacity additions; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; economic or technological developments adversely affecting growth of graphite cathodes in aluminum smelting; non-occurrence of anticipated aluminum smelting capacity additions; increased cathode production by competitors; failure of increased aluminum production or stable cathode production to result in stable or increased cathode demand, prices or sales volume; differences between actual graphite electrode prices and spot or announced prices; consolidation of steel and aluminum producers; greater than anticipated raw materials, energy and other costs increases; increases in capacity, competitive pressures, or other changes impacting demand, prices, unit and dollar volume sales and growth rates, or profitability; limitations on the amount and delays in the timing of our anticipated capital expenditures; delays in or failures to complete planned asset sales; non-attainment of earnings or other financial metrics that we provide as guidance; failure to achieve benefits from process and system changes; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in antitrust investigations or lawsuits or other litigation; non-realization of price increases or adjustments; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; changes in market prices of our securities that affect deleveraging plans; changes in interest or currency exchange rates, competitive conditions or inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

ASSETS	At December 31, 2005	At June 30, 2006

Current assets:
Cash and cash equivalents	$5,968	$6,433
Accounts and notes receivable, net of allowance for doubtful accounts of $3,132 at December 31, 2005 and $4,146 at June 30, 2006	184,580	160,286
Inventories	255,038	283,161
Prepaid expenses and other current assets	14,101	17,998

Total current assets	459,687	467,878

Property, plant and equipment	1,086,393	1,081,716
Less: accumulated depreciation	724,196	724,323

Net property, plant and equipment	362,197	357,393
Deferred income taxes	12,103	12,169
Goodwill	20,319	20,099
Other assets	32,514	33,750
Assets held for sale	—	8,802

Total assets	$886,820	$900,091

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$92,192	$88,509
Short-term debt	405	958
Accrued income and other taxes	24,826	25,964
Other accrued liabilities	96,990	102,002

Total current liabilities	214,413	217,433

Long-term debt:
Principal value	694,893	700,447
Fair value adjustments for hedge instruments	7,404	6,922
Unamortized bond premium	1,446	1,358

Total long-term debt	703,743	708,727

Other long-term obligations	107,704	93,150
Deferred income taxes	43,669	46,622
Commitments and contingencies	—	—
Minority stockholders' equity in consolidated entities	26,868	28,686

Stockholders' deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 150,000,000 shares authorized, 100,821,434 shares issued at December 31, 2005, 100,998,643 shares issued at June 30, 2006	1,023	1,022
Additional paid-in capital	944,581	947,161
Accumulated other comprehensive loss	(311,429)	(303,439)
Accumulated deficit	(751,487)	(747,218)
Less: cost of common stock held in treasury, 2,455,466 shares at December 31, 2005, 2,501,201 shares at June 30, 2006	(85,621)	(85,621)
Less: common stock held in employee benefit and compensation trusts, 518,301 shares at December 31, 2005, 472,566 shares at June 30, 2006	(6,644)	(6,432)

Total stockholders' deficit	(209,577)	(194,527)

Total liabilities and stockholders' deficit	$886,820	$900,091

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2006	2005	2006

Net sales	$220,148	$254,767	$431,242	$463,355
Cost of sales	162,886	188,531	325,326	341,188

Gross profit	57,262	66,236	105,916	122,167
Research and development	2,416	3,384	4,773	6,477
Selling, administrative and other expenses	24,527	26,362	50,710	54,403
Other (income) expense, net	6,341	(163)	12,205	402
Restructuring charges	88	2,877	451	5,823
Impairment loss on long-lived assets	—	637	—	8,788
Antitrust investigations and related lawsuits and claims	—	2,513	—	2,513
Interest expense	12,815	14,531	24,793	28,760
Interest income	(166)	(139)	(386)	(278)

	46,021	50,002	92,546	106,888
Income before provision for income taxes and minority stockholders' share of subsidaries' income	11,241	16,234	13,370	15,279
Provision for income taxes	5,817	7,547	6,622	11,034
Minority stockholders' share of subsidiaries' income	(264)	(224)	(445)	(20)

Net income	$5,688	$8,911	$7,193	$4,265

Basic earnings per common share:
Net income per share	$0.06	$0.09	$0.07	$0.04

Weighted average common shares outstanding (in thousands)	97,644	97,981	97,605	97,841

Diluted earnings per common share:
Net income per share	$0.06	$0.09	$0.07	$0.04

Weighted average common shares outstanding (in thousands)	97,849	112,177	97,946	98,416

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2006	2005	2006

Cash flow from operating activities:
Net income	$5,688	$8,911	$7,193	$4,265
Adjustments to reconcile net income to net cash used
in operating activities:
Depreciation and amortization	9,490	11,246	18,113	20,492
Deferred income taxes	10,657	1,102	12,412	1,248
Restructuring charges	88	2,877	451	5,823
Impairment loss on long-lived and other assets	—	637	—	8,788
Other charges, net	2,907	2,911	10,359	3,124
(Increase) decrease in working capital*	(16,593)	30,998	(43,130)	(9,193)
Post retirement plan changes	(4,025)	(4,016)	(8,351)	(6,682)
Long-term assets and liabilities	(1,396)	(1,167)	(4,021)	(7,733)

Net cash provided by (used in) operating activities	6,816	53,499	(6,974)	20,132

Cash flow from investing activities:
Capital expenditures	(13,730)	(13,092)	(24,482)	(24,034)
Sale (purchase) of derivative instruments	1,796	(266)	1,796	(266)
Proceeds from sale of assets	595	208	701	336
Payments for patents costs	184	(303)	—	(427)
Termination of interest rate swap	(5,741)	—	(8,691)	—

Net cash used in investing activities	(16,896)	(13,453)	(30,676)	(24,391)

Cash flow from financing activities:
Short-term debt borrowings (reductions)	3,282	(15,656)	2,643	—
Revolving Facility borrowings	15,879	258,599	48,024	320,854
Revolving Facility reductions	(12,368)	(298,341)	(19,521)	(316,688)
Financing costs	(1,068)	—	(4,913)	—

Net cash provided by financing activities	5,725	(55,398)	26,233	4,166

Net decrease in cash and cash equivalents	(4,355)	(15,352)	(11,417)	(93)
Effect of exchange rate changes on cash and cash equivalents	(949)	484	(1,873)	558
Cash and cash equivalents at beginning of period	15,498	21,301	23,484	5,968

Cash and cash equivalents at end of period	$10,194	$6,433	$10,194	$6,433

*Net change in working capital due to the following
components:
(Increase) decrease in current assets:
Accounts and notes receivable	$1,613	$1,037	$27,504	$24,448
Effect of factoring on accounts receivable	—	3,880	—	6,250
Inventories	(11,614)	12,235	(34,005)	(17,088)
Prepaid expenses and other current assets	(1,733)	(2,689)	(1,746)	(2,683)
Payments for antitrust investigations and related lawsuits and claims	(4,500)	(5,455)	(7,900)	(9,955)
Restructuring payments	(895)	(3,162)	(3,889)	(4,083)
Increase (decrease) in accounts payable and accruals	536	25,152	(23,094)	(6,082)

(Increase) decrease in working capital	$(16,593)	$30,998	$(43,130)	$(9,193)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2006	2005	2006

Net sales:
Synthetic Graphite	$193,143	$229,732	$378,199	$417,977
Other	27,005	25,035	53,043	45,378

Net sales	$220,148	$254,767	$431,242	$463,355

Gross profit:
Synthetic Graphite	$51,153	$67,064	$94,963	$120,724
Other	6,109	(828)	10,953	1,443

Gross profit	$57,262	$66,236	$105,916	$122,167

Gross profit margin:
Synthetic Graphite	26.5%	29.2%	25.1%	28.9%
Other	22.6%	(3.3%)	20.6%	3.2%
Gross profit margin	26.0%	26.0%	24.6%	26.4%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Unaudited)

Net Income and Earnings Per Share Reconciliation

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2006	2005	2006

Net income of $0.06, $0.09, $0.07 and $0.04 per diluted
share, respectively	$5,688	$8,911	$7,193	$4,265
Adjustments, net of tax:
Special tax charge	1,623	—	1,623	—
Restructuring, antitrust investigations and related
lawsuits and claims, impairment loss on long-lived assets
and Other (income) expense, net, net of tax	4,034	5,068	8,023	15,945

Income before special items of $0.11, $0.14, $0.17 and $0.21 per diluted share, respectively	$11,345	$13,979	$16,839	$20,210

        The non-GAAP earnings per diluted share includes 13.6 million shares underlying our contingently convertible debentures and excludes approximately $1 million (before and after tax) in the 2005 second quarter and the 2006 second quarter, $3 million ($2 million after tax) in the 2005 first six months and $3 million (before and after tax) in the 2006 first six months of contingently convertible debenture interest expense.

        NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Unaudited)

Reconciliation of Cash From Operations to Free Cash Flow

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2006	2005	2006

Cash flow provided by (used for) operating
activities	$6,816	$53,499	($ 6,974)	$20,132

Less:

Change in accounts receivable factoring	—	(3,880)	—	(6,250)
Capital expenditures	(13,730)	(13,092)	(24,482)	(24,034)

Free cash flow	(6,914)	36,529	(31,456)	(10,152)

Add back legacy payments
Antitrust investigations and related lawsuits and claims, net	4,500	5,455	7,900	9,955

Restructuring payments	895	3,162	3,889	4,083

Free cash flow before antitrust and restructuring payments	($1,519)	$45,144	($19,667)	$3,886

NOTE ON FREE CASH FLOW RECONCILIATIONS: Various measures of free cash flow mentioned above are non-GAAP financial measures that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that such measures of free cash flow are generally accepted as providing useful information regarding a company’s ability to incur and service debt and the productivity and cash generation potential of its ongoing businesses. Management uses such measures of free cash flow as well as other financial measures in connection with its decision-making activities. Such measures should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating such measures may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation

	12/31/05	03/31/06	06/30/06
Long-term debt	$703,743	$749,191	$708,727
Short-term debt	405	13,939	958

Total debt	$704,148	$763,130	$709,685
Less:
Fair value adjustments for hedge instruments	7,404	7,165	6,922
Unamortized bond premium	1,446	1,403	1,358
Cash and cash equivalents	5,968	21,301	6,433

Net debt	$689,330	$733,261	$694,972

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. Realized gains on interest rates swaps (terminated hedge instruments) currently represent an increase to long-term debt on the Consolidated Balance Sheet of $7 million and will be amortized into the Consolidated Statement of Operations as a reduction to interest expense over the remaining life of the senior notes. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GTI does not forecast the fair value adjustment for hedging instruments.